SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         / /    Preliminary Proxy Statement
         / /    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
         /X/    Definitive Proxy Statement
         / /    Definitive Additional Materials
         / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                          Glasgal Communications, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


- --------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/    $125 per Exchange  Act Rule  0-11(c)(1)(ii),  14a-6(i)(1),  or
                14a- 6(i)(2) or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:


- --------------------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement no.:


- --------------------------------------------------------------------------------


         (3)      Filing Party:


- --------------------------------------------------------------------------------


         (4)      Date Filed:

                          GLASGAL COMMUNICATIONS, INC.



                                                               September 3, 1996

Dear Stockholders:

                  You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Glasgal Communications, Inc., which will be held at the Pearl River Hilton Hotel, 500 Veterans Memorial Drive, Pearl River, New Jersey 10965, on Thursday, October 3, 1996, at 10:00 A.M., local time.

                  Information about the Annual Meeting, including a listing and discussion of the matters on which the Stockholders will act, may be found in the enclosed Notice of Annual Meeting and Proxy Statement.

                  We hope that you will be able to attend the Annual Meeting. However, whether or not you anticipate attending in person, I urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the Annual Meeting. If you do attend, you will, of course, be entitled to vote in person, and if you vote in person such vote will nullify your proxy.

                                           Sincerely,



                                           RALPH GLASGAL
                                           Chairman of the Board and President



YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          GLASGAL COMMUNICATIONS, INC.
                               151 VETERANS DRIVE
                           NORTHVALE, NEW JERSEY 07647
                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  -------------

To our Stockholders:

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Glasgal Communications, Inc., a Delaware corporation (the "Company"), will be held at the Pearl River Hilton Hotel, 500 Veterans Memorial Drive, Pearl River, New Jersey 10965, on Thursday, October 3, 1996, at 10:00 A.M., local time for the following purposes:

                           1. To elect seven (7) members to the Board of Directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and shall have qualified;

                           2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1997; and

                           3.  To consider  and act upon such other  business as
                   may   properly   come  before  the  Annual   Meeting  or  any
                   adjournments thereof.

                  Only stockholders of record at the close of business on August 22, 1996 will be entitled to notice of, and to vote at, the Annual Meeting.

                  PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                               By Order of the Board of Directors,


                               JAMES M. CACI
                              Chief Financial Officer, Secretary and Treasurer

Dated:  Northvale, New Jersey
        September 3, 1996

                          GLASGAL COMMUNICATIONS, INC.
                               151 VETERANS DRIVE
                           NORTHVALE, NEW JERSEY 07647

                           --------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                 OCTOBER 3, 1996

                           --------------------------

                  This Proxy Statement is being furnished to the stockholders of Glasgal Communications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies ("Proxies") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Pearl River Hilton Hotel, 500 Veterans Memorial Drive, Pearl River, New Jersey 10965, on Thursday, October 3, 1996, at 10:00 A.M., local time. At the Annual Meeting, the stockholders will be asked to (1) elect seven (7) directors; (2) ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1997; and (3) consider and act upon such other business as may properly come before the Annual Meeting. It is expected that the Notice of Annual Meeting, Proxy Statement and form of Proxy will first be mailed to stockholders on or about September 3, 1996.

                        RECORD DATE AND VOTING SECURITIES

                  Only stockholders of record at the close of business on Thursday, August 22, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the close of business on the Record Date, there were 16,441,179 outstanding shares of the Company's Common Stock. Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                            PROXIES AND VOTING RIGHTS

                  Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1997, and (iii) for any other matter that may properly be brought before the Annual Meeting in accordance with the judgment of the person or persons voting the Proxy.

                  The execution of a Proxy will in no way affect a stockholder's right to attend the Annual Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting, or by execution of a subsequent Proxy which is presented at the Annual Meeting, or if the stockholder attends the Annual Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Broker "non-votes" and the shares of Common Stock as to which a stockholder abstains are included for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved and, therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

         The management of the Company knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Stockholders, but, if other matters are properly presented, it is the intention of the persons designated as proxies to vote on them in accordance with their judgment.

         All expenses in connection with this solicitation will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding shares in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

         The following table sets forth information concerning ownership of the Common Stock outstanding as of August 22, 1996, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director and nominee for election as a director, (iii) each of the executive officers named in the summary compensation table, and (iv) by all executive officers and directors of the Company as a group.

                                                     AMOUNT OF SHARES
           NAME AND ADDRESS OF                      BENEFICIALLY OWNED
           BENEFICIAL OWNER(1)                             (2)                            PERCENTAGE OF CLASS
- --------------------------------------------    --------------------------              -----------------------

Ralph Glasgal(3)                                           4,895,875                                 29.8%

Direct Connect(4)                                          1,175,000                                  7.2%
International Inc.
  700 Godwin Avenue
  Midland Park, NJ 07432

Isaac Gaon(5)                                                619,778                                  3.6%

Robert F. Gadd(6)                                            398,366                                  2.4%

Ingemar Sjunnemark(7)                                        289,166                                  1.7%

William Currie (8)                                           100,000                                   *

Robert H. Friedman(9)                                         47,146                                   *
  505 Park Avenue
  New York, New York 10022

Joseph Salvani(10)                                            32,000                                   *
  700 Godwin Avenue
  Midland Park, New Jersey 07432

Maurice Kulik(11)                                            643,636                                  3.9%


                                                     AMOUNT OF SHARES
           NAME AND ADDRESS OF                      BENEFICIALLY OWNED
           BENEFICIAL OWNER(1)                             (2)                            PERCENTAGE OF CLASS
- --------------------------------------------    --------------------------              -----------------------


Thomas Berry(12)                                              24,000                                   *

David Milch                                                  344,505                                  2.1%

All directors and officers as a group (10
persons)(13)                                               7,394,472                                 40.9%


* Less than 1%


(1)      Unless   otherwise   indicated,   all   addresses   are   c/o   Glasgal
         Communications, Inc., 151 Veterans Drive, Northvale, New Jersey 07647.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within sixty (60) days of August 22, 1996.

(3) Includes (i) 146,752 shares of Common Stock owned by Ralph Glasgal's wife and (ii) 1,175,000 shares of Common Stock owned by Direct Connect International Inc. ("DCI") which Ralph Glasgal has the right to vote pursuant to a voting agreement with DCI.

(4) Based on information provided to the Company by DCI. Does not include any shares of common stock to be purchased by DCI at the time of the Additional DCI Investment (as hereinafter defined).

(5) Represents options exercisable within sixty (60) days from August 22, 1996 to purchase (i) 495,245 shares of Common Stock at an exercise price of $.005 per share, (ii) 60,000 shares of Common Stock at an exercise price of $1.25 per shares, and (iii) 64,533 shares of Common Stock at an exercise price of $2.775 per share (includes options to purchase 28,259 shares of Common Stock held by Ralph Glasgal).

(6) Represents options exercisable within sixty (60) days from August 22, 1996 to purchase (i) 297,166 shares of Common Stock at an exercise price of $.005 per share, (ii) 40,000 shares of Common Stock at an exercise price of $1.25 per share, and (iii) 61,200 shares of Common Stock at an exercise price of $2.775 per share (includes options to purchase 26,538 shares of Common Stock held by Ralph Glasgal).

(7) Represents options exercisable within sixty (60) days from August 22, 1996 to purchase (i) 262,166 shares of Common Stock at an exercise price of $.005 per share, (ii) 10,000 shares of Common Stock at an exercise price of $1.25 per share, and (iii) 17,000 shares of Common Stock at an exercise price of $2.775 per share (includes options to purchase 8,778 shares of Common Stock held by Ralph Glasgal).

(8) Represents options exercisable within sixty (60) days from August 22, 1996 to purchase 100,000 shares of Common Stock at an exercise price of $1.25 per share. Mr. Currie's employment with the Company was terminated on April 30, 1996.

(9) Represents options exercisable within sixty (60) days from August 22, 1996 to purchase (i) 15,146 shares of Common Stock at an exercise price of $.005 per share, (ii) 24,000 shares of Common Stock at an exercise price of $1.25 per share, and (iii) 8,000 shares of Common Stock at an exercise price of $2.525 per share.

(10) Represents options exercisable within sixty (60) days of August 22, 1996 to purchase (i) 24,000 shares of Common Stock at an exercise price of $1.25 per share and (ii) 8,000 shares of Common Stock at an exercise price of $2.525 per share. Mr. Salvani is also the Chairman of the Board of DCI but has no power to direct DCI's voting or disposition of its interest in the Company. Thus the shares of the Company's Common Stock owned by DCI are not deemed to be attributable to Mr. Salvani.

(11) Represents (i) 440,000 shares of Common Stock to be issued in exchange for outstanding Class B shares of Signatel held by Maurice Kulik and
         (ii) options exercisable within sixty (60) days of August 22, 1996 to purchase 203,636 shares at an exercise price of $1.75 per share. In addition, Maurice Kulik holds proxies to vote 440,000 shares of Common Stock held by another stockholder of the Company, Berthold Hoeniger, which shares will be surrendered to the Company upon the exchange by Mr. Kulik of the Class B shares of Signatel for shares of Common Stock of the Company described above. Such proxies terminate on a share for share basis as Maurice Kulik exchanges his Class B shares of Signatel for shares of Common Stock of the Company. The holders of such Class B shares are entitled to the equivalent of any dividend paid on shares of Common Stock of the Company.

(12) Represents options exercisable within sixty days of August 22, 1996 to purchase 24,000 shares of Common Stock at an exercise price of $2.775 per share.

(13) Includes (i) options exercisable within sixty (60) days of August 22, 1996 to purchase an aggregate of 1,736,092 shares of Common Stock held by the directors and executive officers of the Company (includes options to purchase 79,066 shares of Common Stock held by Ralph Glasgal) and (ii) 1,175,000 shares of Common Stock owned by DCI which Ralph Glasgal has the right to vote pursuant to a voting agreement with DCI.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


                  Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

                  The terms of the current directors expire at the Annual Meeting and when their successors are duly elected and qualified. All nominees are currently directors of the Company except for David Milch. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

                  The names of the nominees and certain biographical information concerning each of them are set forth below:


     NAME                       AGE       CURRENT POSITION WITH THE COMPANY

Ralph Glasgal                   63         Chairman of the Board and President

Isaac J. Gaon                   47         Chief Executive Officer and Director

Robert H. Friedman              43         Director

Joseph M. Salvani               39         Director

Maurice Kulik                   57         Director

Thomas Berry                    71         Director

David M. Milch                  41         Nominee for Director


         Ralph Glasgal, Director, Chairman of the Board and President, with degrees in Engineering Physics and Electrical Engineering, founded the Company in 1975 as an integrator of data communications equipment and services. Prior to 1975 he held various engineering positions with RCA and Siemens and was executive assistant to the President of Timeplex. Mr. Glasgal, among other functions, currently oversees the evaluation of acquisitions and selection of connectivity products sold and installed by the Company. He is the author of numerous articles and three books on data communications.

         Isaac J. Gaon, Chief Executive Officer and Director, joined the Company in April 1992. He served as Chief Financial Officer from April 1992 until October 1994. Prior to joining the Company, Mr. Gaon served as a consultant to the Company, developing the strategic plan and financial model for the Company's nationwide enterprise networking strategy. From September 1987 to December 1991, Mr. Gaon, a chartered accountant, served as President and Chief Executive Officer of Toronto-based NRG, Inc., (a subsidiary of Gestetner International) an office equipment supplier, and in several key senior management roles within Gestetner Canada and Gestetner USA.

         Robert H. Friedman, Director since August 1994, has been a partner with Olshan Grundman Frome & Rosenzweig LLP, a New York City law firm, since August 1992. Prior to that time and since September 1983 he was associated with Cahill Gordon & Reindel, also a New York City law firm. Mr. Friedman specializes in corporate and securities law matters.

         Joseph M. Salvani, Director since August 1994, has been the President of Salvani Investments, Inc., an investment and consulting firm since 1991. From July 1989 through 1991, he was a founder, general partner and Hedge Fund Manager of EGS Associates, L.P., a private investment limited partnership. He served as a general partner of Steinhardt Partners from October 1986 until April 1989 and as a general partner of Institutional Partners, L.P. from January 1987 to April 1989. He began his career in 1981 as an analyst with Goldman, Sachs & Co. Mr. Salvani is a graduate of Rutgers College with Bachelor of Science degrees in Accounting, Economics and Finance. He also holds a Masters Degree in Business Administration from Columbia University. Mr. Salvani is Chairman of the Board of Directors of Direct Connect International Inc. ("DCI"), an OTC Bulletin Board company and a director of Medicis Pharmaceutical, Inc., a pharmaceutical company.

         Maurice Kulik, Director since October 1994, is also Chief Executive Officer and President of Signatel which he founded in 1977. Prior to 1977 he held various engineering, sales and marketing management positions with ATELCO, ROR Associates, Beckman Instruments and SPERRY/UNIVAC. From 1985 to 1989, Mr. Kulik also served as President, Chief Executive Officer and Director of Black Box Canada Corporation, a joint venture corporation with Black Box Corporation of Pittsburgh, PA. Mr. Kulik currently oversees Signatel's financial and strategic planning as well as its marketing and sales management functions.

         Thomas J. Berry, Director since July 1995, is currently retired. Mr. Berry was an executive with the U.S. Postal Service from November 1986 to December 1992 serving as executive assistant to the Postmaster General. Prior to that time and until November 1986, Mr. Berry held various executive positions at AT&T. Mr. Berry is a director of Computer Horizons Corp., a Nasdaq traded company.

         David M. Milch is President of Davco Consultants, Inc., which he founded in 1989 for the purpose of identifying, advising and investing in emerging growth technologies. Since 1983, Dr. Milch has been a principal and executive officer of Bermil Industries, a closely held company engaged in the manufacture, sale, financing and distribution of capital equipment and in real estate development. Dr. Milch did his undergraduate studies at Amherst College and Stanford University, from which he graduated with honors in Biology. He is also a graduate of Harvard Medical School.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

                  During the fiscal year ended April 30, 1996 ("Fiscal 1996"), the Company's Board of Directors formally met on three occasions. Each of the directors attended (or participated by telephone) more than 75% of such meetings of the Board of Directors and Committees on which he served during Fiscal 1996. During Fiscal 1996, the Board of Directors also acted by unanimous written consent in lieu of a meeting on twelve occasions. The Board of Directors has no committees other than the Compensation Committee, which consisted of Messrs. Friedman, Salvani and Berry during Fiscal 1996. The duties of the Compensation Committee are described below under "Glasgal Communications, Inc., Report of the Compensation Committee." The Compensation Committee met or took action on two occasions during Fiscal 1996.

         The officers of the Company are elected annually by the Board of Directors at its meeting following the Annual Meeting of Stockholders. There are no family relationships between any directors and executive officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Each of the following persons failed to file on a timely basis one report for a single transaction required by Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), during Fiscal 1996: James Caci, Robert Gadd, Isaac Gaon and Maurice Kulik. Ingemar Sjunnemark failed to file on a timely basis two reports covering two transactions required by Section 16(a) of the Exchange Act during Fiscal 1996. Each of the transactions for the above named individuals were subsequently reported to the Commission on a Form 4.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information for the years ended December 31, 1993 and 1994, and the fiscal years ended April 30, 1995 and 1996 with respect to annual and long-term compensation for services in all capacities to the Company of (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company at April 30, 1996 who received compensation of at least $100,000 during Fiscal 1996 (collectively, the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                                            -------------------                       ----------------------
                                                                                                     AWARDS           PAYOUTS
                                                                                                     ------           -------
                                                                                                     STOCK           LONG-TERM
                                                                                                    OPTIONS          INCENTIVE
             NAME AND POSITION                    YEAR            SALARY            BONUS           (SHARES)         PAYMENTS
             -----------------                    ----            ------            -----           --------         --------
Ralph Glasgal(1)                              1996                   $250,000      $74,800                   --         --
Chairman of the Board and President           1994*                    26,700         --                     --         --
                                              1994                    105,901         --                     --         --
                                              1993                    319,992         --                     --         --

Isaac J. Gaon                                 1996                   $204,800         --                108,821         --
Chief Executive Officer                       1994*                   192,300         --                 90,000         --
                                              1994                    200,000         --                     --         --
                                              1993                    180,685                                --

Robert F. Gadd                                1996                   $136,433      $22,500              103,985         --
Vice President-Federal and Enterprise         1994*                   113,900         --                 60,000         --
Systems                                       1994                    112,308         --                     --         --
                                              1993                    112,654         --                     --

William Currie(2)                             1996                   $142,308      $16,625                   --         --
Vice President - Domestic Sales               1994*                   126,200         --                100,000         --
                                              1994                    116,269         --                     --         --
                                              1993                         --         --                     --

Ingemar Sjunnemark                            1996                   $115,600      $15,000               24,666         --
Vice President - Export Sales                 1994*                   109,307         --                 15,000         --
                                              1994                    108,608         --                     --         --
                                              1993                    105,391         --                     --


(1) Beginning July, 1993, the Company and Ralph Glasgal, its Chairman and President, orally agreed that future salary payments would be suspended. During the period of salary suspension, Mr. Glasgal's duties were significantly diminished as a result of the addition of Mr. Gaon as Chief Executive Officer in April 1992. Mr. Glasgal contributed to the Company 442,478 shares of Common Stock in consideration for the cancellation by the Company of the $476,000 owed as of April 30, 1995 by Mr. Glasgal to the Company. Mr. Glasgal is currently receiving salary compensation of $250,000 per year. Mr. Glasgal may also receive a bonus at the discretion of, and to be determined by, the Board of Directors.

(2) Mr. Currie's employment with the Company was terminated on April 30, 1996.

* Represents the fiscal year ended April 30, 1995. The Company changed its fiscal year end in May 1994 from December 31 to April 30.


STOCK OPTIONS TABLE

         The following table sets forth certain information regarding stock option grants made to each of the Named Officers during the fiscal year ended April 30, 1996.

                      OPTIONS GRANTED IN FISCAL YEAR ENDED
                                 APRIL 30, 1996


                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                  INDIVIDUAL GRANTS                                 ASSUMED RATES OF ANNUAL
                                                  -----------------                                   RATES OF STOCK PRICE
                                                                                                  APPRECIATION FOR OPTION (1)
                                                                                                  ----------------------------
                            SHARES OF
                          COMMON STOCK          % OF TOTAL
                           UNDERLYING        OPTIONS GRANTED      EXERCISE OR
                             OPTIONS         TO EMPLOYEES IN       BASE PRICE
        NAME                 GRANTED           FISCAL YEAR           ($/SH)         EXPIRATION DATE           5%          10%

Ralph Glasgal                     --                   --               --               --                   --           --
Isaac J. Gaon                108,821                31.45            2.775          July 17, 2005          $189,913     $481,276
Ingemar Sjunnemark            24,666                 7.13            2.775          July 17, 2005            43,047      109,089
Robert F. Gadd               103,985                30.05            2.775          July 17, 2005           181,473      459,888
William Currie                    --                   --               --               --                   --           --


 (1) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compounded rates of appreciation on the Company's Common Stock over the term of the option. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or difference in vesting periods.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

         The following table sets forth information as to each of the Named Officers concerning exercises of options during Fiscal 1996 and unexercised stock options held as of April 30, 1996.


                                       Value Realized
                                       (Market Price at                                                Value of Unexercised
                     Shares Acquired    Exercise less    Number of Unexercised Options Held at       In-The-Money Options at
                      on Exercise      Exercise Price)             April 30, 1996                       April 30, 1996(1)
                   ------------------  ---------------   -------------------------------------     --------------------------------
NAME                                                     EXERCISABLE             UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
                                                         -----------             -------------      -----------       -------------
Ralph Glasgal                --                  --            --                      --                    --                --
Isaac J. Gaon                --                  --       525,245                 168,821            $3,899,361          $889,179
William S. Currie            --                  --       100,000                      --               625,000                --
Robert F. Gadd               --                  --       317,166                 143,985             2,352,259           741,329
Ingemar Sjunnemark       35,000            $105,000       267,166                  34,666             1,997,060           179,047


(1) Assuming a price of $7.50 per share of Common Stock, which was the closing bid price per share as of April 30, 1996.


         The value of personal benefits for executive officers of the Company during Fiscal 1996 that might be attributable to management as executive fringe benefits such as automobiles and club dues cannot be specifically or precisely determined; however, it would not exceed 10% for any individual named above or, with respect to the group, would not in the aggregate exceed 10% of the compensation reported above.

         The Company adopted the Glasgal Communications, Inc., Salary Reduction Plan (the "401(k) Plan") effective January 1, 1983. The 401(k) Plan was assumed by the Company following the merger with Sellectek Incorporated, a California Corporation. The 401(k) Plan is a voluntary program covering employees who are at least 21 years of age and who have worked full time for the Company for six months. A participant in the 401(k) Plan may contribute from 2% to 15% of his or her base salary or wages up to the maximum amount per year allowable (currently $9,500) under the Internal Revenue Code of 1986, as amended, and the Company makes matching contributions of 100% of the participant's contribution up to a maximum of $600 per year per participant. A participant's and the Company's contributions and the related investment earnings thereon are immediately vested and not subject to forfeiture. Distribution of a participant's vested benefits in the 401(k) Plan is made upon a termination of employment subject to the right of the participant, if his or her account balance exceeds $3,500, to defer receipt until attaining age 65. Certain in-service withdrawals, and loans up to 50% of a participant's account, are permitted under the 401(k) Plan, including withdrawals to meet financial emergencies. At July 31, 1996, 37 of the Company's employees were participating in the 401(k) Plan.

DIRECTORS COMPENSATION

         Each director who is not an employee of the Company receives an annual grant of options to purchase 24,000 shares of Common Stock pursuant to the Directors Plan at an exercise price equal to fair market value on the date of grant and a fee of $1,000 per meeting attended.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with Mr. Glasgal pursuant to which he is employed full-time as the Company's President commencing January 1, 1993 and until terminated in accordance with the agreement. The agreement expires on December 31, 1996. The Company has entered into an employment agreement with Mr. Gaon pursuant to which he is employed full-time as the Company's Chief Executive Officer commencing January 1, 1993 and until terminated in accordance with the agreement. The agreement expires on December 31, 1996. The Company has entered into an employment agreement with Mr. Gadd. Mr. Gadd's employment agreement provides for Mr. Gadd to be employed full-time as the Company's Vice President-Federal and Enterprise Systems. The employment agreement expires on December 31, 1996. The agreements provide for aggregate annual compensation of $635,000.

         The Company has also entered into an employment agreement with Mr. Kulik pursuant to which he is employed full-time as the Chief Executive Officer and President of Signatel Ltd., the Company's Canadian subsidiary commencing October 28, 1994 and until terminated in accordance with the agreement. Mr. Kulik receives an annual base salary of $115,500; provided that the base salary shall, at a minimum, be increased after each 12 months of employment by a percentage equal to the percentage increase in the Consumer Price Index over such 12-month period, with the increased amount to remain in effect for the next 12-month period.

                          GLASGAL COMMUNICATIONS, INC.
                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

         The Board of Directors created the Compensation Committee in 1994. Since July 1995, the Compensation Committee has consisted of Robert Friedman, Joseph Salvani and Thomas Berry, each of whom were non-employee Directors.

         The Compensation Committee's duties include: making recommendations (for Board approval) on compensation actions involving the Company's President and Chief Executive Officer, including but not limited to salary actions, incentive bonus determinations and terms of employment; approving incentive bonus determinations and terms of employment for executive officers other than the President and Chief Executive Officer and for other key employees and agents; reviewing salary actions (approved by the Chief Executive Officer) regarding executive officers other than the President and Chief Executive Officer and regarding other key employees and agents; making recommendations on compensation and benefit plans requiring Board and/or stockholder approval; and such other duties as the Board of Directors may assign to it from time to time. The Compensation Committee also currently administers the Company's 1990 Stock Option Plan.

PHILOSOPHY OF EXECUTIVE COMPENSATION

         In  reaching  its  decisions  regarding  executive  compensation,   the
Compensation Committee was guided by the following philosophy.

         o Total cash compensation levels (salary plus annual bonus) should be set at levels consistent with competitive practice at other open systems computer integration companies of similar size.

         o Performance objectives, used to determine incentive bonuses, should be explained and confirmed in advance.

         o Stock based incentives should be sufficient to promote alignment of interests between executives and stockholders, while ensuring that stockholders must benefit before executives do.

         o Employment security arrangements should provide competitive benefits while encouraging executives to make decisions that will maximize long-term stockholder value.

         The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

COMPENSATION PROGRAMS FOR EXECUTIVE OFFICERS

         This section describes the compensation programs for executive officers that were in effect in Fiscal 1996 and the programs approved by the Compensation Committee for the 1997 fiscal year. It also details specific Compensation Committee decisions involving Mr. Glasgal and Mr. Gaon.

BASE SALARY

         Base salary levels are primarily a function of competitive practice at other companies for positions of similar scope and responsibility. Other factors that influence base salary levels include the incumbent's tenure with the Company, individual performance, potential earnings from comparable outside positions and the performance of the Company.

         Mr. Glasgal's base salary during Fiscal 1996 was $250,000 and reflects a competitive salary for his position for similarly sized companies. Mr. Gaon's base salary for Fiscal 1996 was $200,000, which also reflects a competitive salary for his position for similarly sized companies. The Company believes it is in the low to mid range for president and chief executive officer salary.

INCENTIVE BONUS PROGRAM

         The Compensation Committee considers cash performance bonuses to its executives in accordance with the following terms: competitive practice at other companies for positions of similar scope and responsibility; overall performance of the Company; individual performance of the executive; and transactions effected for the benefit of the Company which are outside the ordinary business and directly accomplished through the efforts of the executive. During Fiscal 1996, the Compensation Committee considered the above factors and awarded the Named Executives aggregate bonuses of $128,925, which included a bonus of $74,800 for Mr. Glasgal.

STOCK OPTION PROGRAM

         During Fiscal 1996, an aggregate of 237,472 shares were granted to Named Executives under the Company's 1990 Stock Option Plan (the "1990 Option Plan"), which included 108,821 shares granted to Mr. Gaon. Such grants under the 1990 Option Plan are made to provide incentives to executive officers to contribute to corporate growth and profitability and are based on the Compensation Committee's judgment of an employee's contribution to the success of the Company's operations.

EMPLOYMENT AGREEMENTS

         Effective January 1, 1993, the Company entered into employment agreements with Ralph Glasgal and Isaac Gaon, each of which had a term of four years. See "Executive Compensation - Employment Agreements." The objective of these agreements are two-fold:

         o        To ensure the Company of  consistency  of  leadership  and the
                  retention  of  a  qualified   President  and  Chief  Executive
                  Officer.

         o To foster a spirit of employment security to Mr. Glasgal and Mr. Gaon, thereby encouraging decisions that will benefit long-term stockholders.


         Compensation Committee:  Robert Friedman; Joseph Salvani; Thomas Berry.

PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock of the Company with the cumulative total return on the Nasdaq Market Index and an index of peer companies in the open systems computer integration business selected by the Company over the same period (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Market Index and the peer group on December 10, 1992, and reinvestment of all dividends). On May 2, 1994, Glasgal Communications, Inc., a New Jersey corporation, merged with and into Sellectek Incorporated, a California corporation. The surviving entity, Sellectek Incorporated, changed its name to Glasgal Communications, Inc. Stockholders' returns set forth in the graph below for periods prior to May 3, 1994 reflect that of Sellectek, which had no ongoing business operations. Companies in the peer group are as follows:

                           AMERIDATA TECHNOLOGIES
                           DATAFLEX CORP.
                           MICROS-TO MAINFRAMES INC.

                               FISCAL YEAR ENDING

COMPANY                       1992       1993      1994      1995       1996

GLASGAL COMMUNICATIONS      100.00       78.13     28.13     10.63      37.51
PEER GROUP                  100.00      126.26    226.25    160.53     164.56
BROAD MARKET                100.00      113.21    127.07    138.75     193.68

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the Company's existing bank indebtedness under its revolving credit facility, Ralph Glasgal, the Chairman of the Board and President of the Company, has guaranteed the Company's obligations thereunder. As of April 30, 1996, the Company had an aggregate outstanding indebtedness under the revolving credit facility of $1,239,000.

         The Company has entered into a common stock purchase agreement (the "DCI Agreement") with DCI, a principal stockholder of the Company, governing certain equity investments which DCI has made, and in the future intends to make, in the Company's Common Stock. Pursuant to the DCI Agreement, in January 1994 DCI converted $1.9 million of outstanding indebtedness of the Company owed to DCI into equity of the Company (the "DCI Conversion"). In addition, the DCI Agreement gives the Company the right to require DCI to purchase an additional number of shares of Common Stock equal to 13.5% of the outstanding shares on the date of the agreement (the "Additional Share") for an aggregate of $8.75 million, less certain warrant solicitation fees (the "Additional DCI Investment"). The Company may require this purchase if, and then only to the extent, that DCI receives proceeds from the exercise of certain existing DCI warrants. DCI has the right to retain the first $500,000 of warrant proceeds; however, such amount must be used by DCI to purchase shares of Common Stock if the aggregate amount of warrant proceeds applied to the purchase of Common Stock, after the earlier of the expiration or exercise of all warrants or 24 months after the effectiveness of the registration statement covering the DCI common stock underlying the warrants, is less than $8.4 million. If the Company does not require the Additional DCI Investment, DCI may still purchase, on the same terms, up to one-half of the Additional Shares.

         On July 17, 1995, Mr. Glasgal granted to five executive officers and other key employees of the Company options to purchase an aggregate of 300,000 shares of Common Stock. The options granted by Mr. Glasgal vest 1/3 on July 17, 1996 (at an exercise price of $2.775 per share), 1/3 on July 17, 1997 (at an exercise price of $3.50 per share) and 1/3 on July 17, 1998 (at an exercise price of $4.50 per share). In connection with this grant the Company granted options to purchase 281,000 shares of Common Stock under the 1990 Option Plan to the same executive officers and on the same vesting schedule, at an exercise price of $2.775 per share, which represented fair market value on the date of grant.


                                   PROPOSAL 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1997. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Arthur Andersen LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. Approval by a majority of shares of Common Stock represented in person or by proxy is necessary for stockholder ratification of the appointment of Arthur Andersen LLP. If stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

         In June 1994, the Company determined to change accountants to Arthur Andersen LLP. The Company's prior auditors, KPMG Peat Marwick resigned. On the same date, the Company engaged Arthur Andersen LLP to audit its financial statements. The decision to change accountants was made with the approval of the Company's Board of Directors.

         The Company believes, and has been advised by KPMG Peat Marwick that it concurs in such belief, that, during the fiscal year ended December 31, 1993 and subsequent thereto, the Company and KPMG Peat Marwick did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG Peat Marwick, would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

         No report of KPMG Peat Marwick on the Company's financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer or opinion or a qualification or was modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-K promulgated under the Securities Act.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 1997.

                              STOCKHOLDER PROPOSALS

                  Stockholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Company for inclusion in the 1997 Proxy Statement no later than May 5, 1997.

                                  ANNUAL REPORT

                  All stockholders of record as of Thursday, August 22, 1996, have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 1996. Such report contains certified consolidated statements of the Company and its subsidiaries for the fiscal year ended April 30, 1996.

                                  OTHER MATTERS

                  As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Annual Meeting. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                          By Order of the Board of Directors,



                                          -------------
                                          JAMES M. CACI
                                          Chief Financial Officer,
                                          Secretary and Treasurer

September 3, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                          GLASGAL COMMUNICATIONS, INC.

                     PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                 OCTOBER 3, 1996

                  The undersigned, a stockholder of Glasgal Communications, Inc., a Delaware corporation (the "Company"), does hereby appoint Ralph Glasgal and Isaac Gaon and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Stockholders of the Company to be held at the Pearl River Hilton Hotel, 500 Veterans Memorial Drive, Pearl River, New Jersey 10965, on Thursday, October 3, 1996, at 10:00 A.M., local time, or at any adjournment or adjournments thereof.

         The undersigned hereby instructs said proxies or their substitutes:

         1.       ELECTION OF DIRECTORS:

                  The election of the following directors:  Ralph Glasgal, Isaac
                  J. Gaon, Robert H. Friedman, Joseph M. Salvani, Maurice Kulik, Thomas Berry and David Milch to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

                                                   TO WITHHOLD AUTHORITY
                                                   TO VOTE FOR ANY NOMINEE(S),
                  FOR ___      WITHHELD  ___       PRINT NAME(S) BELOW

                                                   -------------------------

         2.       RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

                  ______  FOR    _____ AGAINST     _____ ABSTAIN

         3.       DISCRETIONARY AUTHORITY.

         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE DIRECTORS, TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

Dated _______________________, 1996

_____________________________ (L.S.)

_____________________________ (L.S.)
                  Signature(s)

NOTE:  YOUR  SIGNATURE  SHOULD APPEAR THE SAME AS YOUR NAME APPEARS  HEREON.  IN
SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH SIGNING. WHEN SIGNING AS JOINT TENANTS, ALL PARTIES IN THE JOINT TENANCY MUST SIGN. WHEN A PROXY IS GIVEN BY A CORPORATION, IT SHOULD BE SIGNED BY AN AUTHORIZED OFFICER AND THE CORPORATE SEAL AFFIXED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.